Exhibit 10.20
LONG-TERM INCENTIVE AWARD AGREEMENT
pursuant to the
BOWNE & CO., INC.
AMENDED AND
RESTATED 1999 INCENTIVE COMPENSATION PLAN AS AMENDED AND
RESTATED EFFECTIVE AS OF DECEMBER 31, 2008
* * * * * * *

Participant:	NAME

Date of Grant:	January 1, 2009
Incentive Award:	[$ ]
This Long-Term Incentive Award Agreement (this “Agreement”) is made as of the Date of Grant set forth above by and between Bowne & Co., Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth above (“Participant”), whose address is in care of Bowne & Co., Inc., pursuant to the Company’s 1999 Incentive Compensation Plan as Amended and Restated December 31, 2008 (the “Plan”). The terms of the Plan are incorporated herein by reference, and terms defined in the Plan have the same meanings in this Agreement unless the context otherwise requires. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder). Participant hereby acknowledges receipt of a true copy of the Plan, which Participant has read the Plan carefully and fully understands its content, and hereby agrees to be bound by all the terms and provisions thereof. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
1. Grant of Award. The Company hereby grants to the Participant, as of the Date of Grant specified above, the opportunity to receive an incentive cash payment as specified above (the “Target Award”). Subject to the terms and conditions herein set forth, this Incentive Award represents a contingent commitment by the Company to make a cash payment at a future date in recognition of Participant’s continued service to the Company.
2. Performance Conditions. The Incentive Award is subject to the following performance conditions:
(a) Performance Period. Subject to the provisions of paragraph (b), the Performance Period shall be the period(s) specified on Appendix A, accompanying and made a part of this Agreement.
(b) Relative Performance. The payment which Participant would be entitled to receive from the Company following the completion of the Performance Period is directly related to the actual level of performance achieved during such period, defined as Threshold, Target or Maximum.
(c) Performance Criteria. The Committee shall employ such criteria for evaluating the performance of the Participant, the Company, or a division or operation of the Company, over the Performance Period(s) as the Committee shall in its discretion deem appropriate in

LONG-TERM INCENTIVE AWARD AGREEMENT
determining whether and to what extent the Threshold, Target or Maximum Award shall be deemed achieved (the “Performance Criteria”). These criteria are communicated to Participant in a Performance Chart in Appendix A.
(d) Determination of Final Awards. Within sixty (60) days following the completion of the Performance Period(s), the Committee shall assess the relative achievement of the Performance Criteria and determine the percentage (not to exceed 200%), if any, of the Target Award to be awarded to Participant (the amount of the payment to be made resulting from the application of such percentage being hereinafter called the “Final Award”), provided that the Committee shall bear no liability for any delay in such assessment. The Committee shall have no discretion to increase the Final Award to be determined solely on the basis of the extent to which Performance Criteria were achieved. Upon the determination of the Final Award, the Committee shall request the Company to notify Participant of the amount of the Final Award (the date on which such notification is given being the “Notification Date”), provided that the Committee and the Company shall bear no liability for any delay in such notification.
3. Delivery of Incentive Award. Subject to the terms of the Plan, upon the determination of the Final Award in paragraph 2(d) above, but no later than two and one-half months following the end of the Performance Period, the Company shall pay to Participant the Final Award provided that the Committee and the Company shall bear no liability for any delay in such payment.
4. Non-Transferability. The Incentive Award created by this Agreement is not transferable by Participant other than by will or the laws of descent and distribution. Any attempt to transfer contrary to the provisions hereof shall be null and void.
5. Termination of Employment.
(a) Forfeiture of All Rights. If Participant’s employment with the Company terminates for any reason other than Disability, Involuntary Dismissal, Retirement or death prior to the Notification Date, the Incentive Award subject to this Agreement shall immediately be cancelled and this Agreement shall become null and void and Participant (and Participant’s beneficiary) shall forfeit all rights or interests in and with respect to the Incentive Award. The Board or the Committee, in its sole discretion, may determine, not later than sixty (60) days after the date of any such termination, that all or a portion of any of the Participant’s unvested Incentive Award shall not be so cancelled and forfeited, but shall be paid no later than two and one-half months following the end of the year in which the termination occurs. The pro-rata portion of the Incentive Award to be paid will be calculated as (a) x (b)/(c), where (a) equals the amount that would have comprised the Final Award had the last day of the final year of Participant’s employment been the last day of the Performance Period, (b) equals the number of days from the first day of the Performance Period to Participant’s last date of common law employment with the Company, and (c) equals the number of days in the Performance Period(s). The Board and the Committee shall bear no liability for any delay in such determination or payment.
(b) Forfeiture of Pro-Rated Rights. If the Participant’s employment with the Company terminates due to the Participant’s Disability, Involuntary Dismissal, Retirement or death, Participant or Participant’s beneficiary, as the case may be, will be entitled to receive a pro-rata portion of the Final Award, issued to the Participant no later than two and one-half months following the end of the calendar year in which such termination occurs. The pro-rata portion of the Incentive Award to be paid will be calculated as (a) x (b)/(c), where (a) equals the amount that would have comprised the Final Award had the last day of the final year of Participant’s employment been the last day of the Performance Period, (b) equals the number of days from the first day of the

LONG-TERM INCENTIVE AWARD AGREEMENT
Performance Period to Participant’s last date of common law employment with the Company prior to such Disability, Involuntary Dismissal, Retirement or death, and (c) equals the number of days in the Performance Period(s).

(c) Additional Forfeiture Provisions. The Incentive Award subject to this Agreement is subject to the additional forfeiture conditions imposed under Section 10 of the Plan in the event that the Employee incurs a Forfeiture Event.
(d) Definitions. For purposes of this Agreement, “Disability” means any condition that results in the Participant: (1) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (3) being determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
For purposes of this Agreement, “Involuntary Dismissal” shall mean the termination of Participant’s employment with the Company (or any Subsidiary) through and directly attributable to an action taken by the Board, the Committee, or the Company, other than dismissal for Cause. For purposes of this Agreement, “Cause” shall have the same meaning set forth in any employment agreement between the Company (or any Subsidiary) and Participant; in the absence of such an agreement, “Cause” shall mean the commission by the Participant of any of the Events Triggering Forfeiture as identified in Section 10(b) of the Plan.
For purposes of this Agreement, “Retirement” shall mean the Participant’s separation from service (other than for Cause) on a date which is after both (i) the Participant’s 55th birthday and (ii) the fifth anniversary of his most recent date of hire with the Company.
6. Designation of Beneficiary. Participant may file with the Company a written designation of a person or person as the beneficiary or beneficiaries hereunder (the “Beneficiary”) and may from time to time revoke or change any such designation. Any designation of Beneficiary shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such Beneficiary to any rights hereunder, the Committee may determine to recognize only the legal representative of Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.
7. Withholding of Income and Other Taxes. Participant hereby agrees to be wholly and solely liable for the payment of any withholding taxes, FICA/Medicare contributions, or payroll or similar taxes under any federal, state or local statute, ordinance, rule or regulation (collectively, “Withholding Taxes”) applicable to compensation payable under this Agreement. As a condition precedent to any payment hereunder, appropriate arrangements to the satisfaction of the Company shall be made with respect to any Withholding Taxes. The Company may, at its sole discretion, deduct the Withholding Taxes from Participant’s other payments of compensation during or following the pay period on which any such applicable tax liability arises and shall bear no liability for any such deduction.
8. Legal Compliance. The Company may postpone the time of payment under this Incentive Award if the Company reasonably anticipates that such payment would violate any federal or state law, rule or regulation and may require any Participant to make such representations,

LONG-TERM INCENTIVE AWARD AGREEMENT
furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with any payment under this Incentive Award in compliance with applicable laws, rules, and regulations, provided however that payment shall be made at the earliest date at which the Company reasonably anticipates that such payment will not cause a violation of the applicable laws, rules and regulations.
If Participant fails to accept payment his or her right with respect to such payment may be terminated in the Company’s discretion, or terminated in accordance with applicable law.
9. Miscellaneous Provisions.
(a) Effect on Other Employee Benefit Plans. The value of the Incentive Award granted pursuant to this Agreement and any payment made hereunder will not be included as compensation, earnings, salary or other similar terms used when calculating Participant’s benefits under any employee benefit plan sponsored by the Company (or any Subsidiary), except as such plan may otherwise expressly provide.
(b) No Employment Rights. The Incentive Award granted pursuant to this Agreement does not give Participant any right to remain employed by the Company (or any subsidiary).
(c) Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may only be modified or amended by a writing signed by both the Company and Participant.
(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.
(e) Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
If such notice is to the Company, to the attention of the Corporate Secretary of Bowne & Co., Inc., 55 Water Street, New York, NY 10041, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
If such notice is to Participant, at his or her address as shown on the Company’s records, or at such other address as Participant, by notice to the Company, shall designate in writing from time to time.
(f) Compliance with Laws. Payment pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, or the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to make any payment if such issuance would violate any such requirements.
(g) Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign any part of this Agreement without the prior express written consent of the Company

LONG-TERM INCENTIVE AWARD AGREEMENT
in its discretion.
(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
(i) Headings. The titles and headings of the various paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
(j) Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated there under.
(k) Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
IN WITNESS WHEREOF, BOWNE & CO., INC. has caused this Agreement to be executed on its behalf by an officer of the Company thereunto duly authorized and Participant has accepted the terms of this Agreement, both as of the date of grant.

BOWNE & CO., INC.

By:

David J. Shea

Participant:

Name:

Signature:

LONG-TERM INCENTIVE AWARD AGREEMENT
Appendix A. Performance Chart- to be finalized March 25